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EXHIBIT 99.2

Script for New World Q2 Conference Call—8/6/04

        [Paul Murphy] Good Morning and welcome to the New World Restaurant Group's 2nd quarter 2004 conference call. I am Paul Murphy, Chief Executive Officer of New World. Joining me today is Rick Dutkiewicz, our Chief Financial Officer. Before I begin, I would like Rick to read a brief Statement regarding forward-looking statements.

        [Rick Dutkiewicz] Good Morning. Certain statements during this conference call constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995. The words "forecast," "estimate," "plan," "anticipate" "project," "intend," "expect," "should," "would," "believe," and similar expressions and all statements which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements. Although we hope that our Brand Renaissance project, new concept stores and menu modifications will ultimately increase revenues, the success of these initiatives are dependent upon factors that are out of our control such as customer acceptance, dietary preferences, etc. Please refer to our press release and the Risk Factors in Form 10-Q being filed today along with our Form 10-K which was filed in March 2004 for more details. In addition, we will not be providing guidance as to future results or trends.

        [Paul Murphy] Thank you Rick. I am pleased to report that we are once again reporting positive operating results for the quarter. Our income from operations was $3.0 million compared with a loss from operations of $2.4 million for the comparable quarter in 2003. This represents an improvement of $5.4 million versus the prior year period. Our net loss for the 2nd quarter of 2004 was $4.8 million compared with a net loss of $22.9 million in the comparable 2003 quarter (which, however, included $9.8mm for Series F preferred stock dividends and accretion).

        We generated $9.6 million of cash from operating activities in the quarter, had $10.3 million of unrestricted cash at the end of the quarter and no borrowings on our AmSouth revolver. We continue to remain in compliance with the covenants of both the indenture and the AmSouth revolver.

        While our comparable store retail sales decreased 3.7% in the 2nd quarter, the rate of reduction is slowing and we have continued to see this trend through our first fiscal period of Q3. This shows a marked improvement from the 4.9 percent decrease in Q1 of 2004. Our focus continues to be on the unit performance and controlling our spending at all levels. We believe this focus has been the cornerstone of our improved financial results.

        Although we have 212 franchised locations operating under the Manhattan Bagel and Chesapeake Bagel Bakery brands, I'm going to focus my comments today on our initiatives at the Company-owned Einstein Bros. stores. We completed the first step of our Brand Renaissance project mid-way through the 2nd quarter. We have installed new menu boards at all of our company-operated restaurants which allowed us to feature seasonal and limited time offers. The feedback from our customers has been very positive.

        We installed our new pay first service system at a store in the Denver, CO market. Through the first two weeks of operations under the new format, we have seen a reversal of the negative comparable store sales at this restaurant to positive sales. While two weeks is by no means indicative of long term or sustainable results, we are nonetheless cautiously optimistic by this improved performance. More importantly, our customers and our employees have given us good marks on the improvement in service.

        We plan to open our two new concept stores this fall. These initial stores will be followed by the conversion of existing stores in a test market before the end of our fiscal year. We anticipate having a total of five stores incorporating the new concept by the end of the year. These concept stores are the result of our collaborative efforts with both Chute Gerdeman and Determanistics. The new concept stores' performance will be studied and any modifications needed will be incorporated into future markets.

        Commencing in September 2004, we will launch a marketing campaign that will encompass over 50% of our store base with a focus on our lunch offerings. This campaign will involve layered media, including billboards, traffic radio, cable TV, etc. The campaign is scheduled to last through the balance of the year.

        Finally, we have signed a nonbinding Letter of Intent for the sale of our Willoughby's Coffee and Tea assets. We determined that we would no longer focus our efforts on this brand, and that the sale was in the best interest of our stakeholders.

        Now, I would like to turn the call over to Rick Dutkiewicz to report on the 2nd quarter financial results.

        [Rick Dutkiewicz] Thanks Paul. For the 13-weeks ended June 29, 2004, total revenues decreased 3.7% to $94.2 million compared with $97.7 million for the 13-weeks ended July 1, 2003. The $3.5 million decrease in revenues consisted of a decrease of approximately $3.3 million in revenues from our company-operated restaurant sales, a decrease of approximately $800,000 in manufacturing revenues, partially offset by an increase of approximately $500,000 in franchise and license related revenues.

        For the 26-weeks ended June 29, 2004, total revenues decreased 3.9% to $185.4 million compared with $193.0 million for the 26-weeks ended July 1, 2003. The $7.6 million decrease in revenues consisted of a decrease of approximately $7.1 million in revenues from our company-operated restaurant sales, a decrease of approximately $800,000 in manufacturing revenues, partially offset by an increase of approximately $300,000 in franchise and license related revenues.

        Company-operated restaurant revenue reflected a comparable store sales decline of 3.7% for the 13-weeks ended June 29, 2004, which was comprised of a 7.3% reduction in transactions, partially offset by a 3.9% increase in the average check amount.

        For the 26-weeks ended June 29, 2004, company-operated restaurant revenue reflected a comparable store sales decline of 4.3%, which was comprised of a 6.3% reduction in transactions partially offset by a 2.2% increase in the average check amount.

        Our gross profit increased $1.0 million or 1.1% of total revenue to $16.3 million for the 13-weeks ended June 29, 2004, which represented 17.3% of total revenue compared with $15.3 million or 15.6% of total revenue for the comparable 2003 period. This improvement in gross margin, both in terms of absolute dollars but also as a percentage of sales reflects our continuing focus on restaurant operations. In the 2003 period, we introduced some sales promotions that had the effect of increasing sales, but reduced gross margins. We don't believe that this practice is good for the overall business.

        For the 26-weeks ended June 29, 2004, our gross profit increased $400,000 or 0.2% of total revenue to $32.9 million, which represented 17.7% of total revenue compared with $32.5 million or 16.8% of total revenue for the comparable 2003 period.

        We had income from operations of $3.0 million and $6.2 million for the 13 and 26-weeks ended June 29, 2004 compared with a loss from operations of $2.4 million and $2.7 million for the comparable 2003 periods. This represents our second consecutive quarter of operating profits, which has been the focus of the new management team.

        EBITDA, which we define as earnings before interest, taxes, depreciation and amortization, integration and reorganization charges and credits, cumulative change in fair value of derivatives and other income increased over $3.6 million to $8.3 million for the 13-weeks ended June 29, 2004 compared with $4.7 million for the 13-weeks ended July 1, 2003. For the 26-weeks ended June 29, 2004, EBITDA increased approximately $4.4 million to $16.0 million compared with $11.6 million for the comparable 2003 period.

        Adjusted EBITDA, which also excludes certain legal, financing and advisory fees, acquisition and integration expenses, certain corporate expenses and certain other charges, increased approximately $800,000 to $9.0 million compared with $8.2 million in the comparable 2003 period. For the 26-weeks ended June 29, 2004, Adjusted EBITDA increased approximately $100,000 to $17.0 million compared with $16.9 million for the 26-weeks ended July 1, 2003. We have improved our trailing 12-month Adjusted EBITDA performance approximately $800,000 from the previous fiscal quarter to approximately $34.9 million as of June 29, 2004.

        I must caution you that EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather EBITDA and Adjusted EBITDA are bases upon which to assess financial performance. The trailing 12-month Adjusted EBITDA information is included as it is a required covenant under our Amsouth loan and the Indenture. While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the definition and the method of calculation. Information reconciling net loss in accordance with GAAP to EBITDA and Adjusted EBITDA can be found in today's press release, which can be retrieved from the Investor Relation's section of our website at www.nwrgi.com.

        During the quarter ended June 29, 2004, we generated approximately $9.6 million of cash from operating activities, had no borrowings on our AmSouth revolver and had approximately $10.3 million of unrestricted cash. We are in compliance with the covenants of the Indenture and AmSouth revolver as of June 29, 2004.

        [Paul Murphy] Thank you Rick. While we still have much work to do the balance of 2004, we are excited about the initiatives that have and are being put into place. As noted, the early results on the pay first service system have been encouraging and we are anxious to see how it plays into our new prototype. Our next hurdle is the opening of the two concept stores and the conversion of a test market before year end.

        As always, we will actively focus on the continued generation and improvement of free cash flow.

        Thank you for your time. We will now open the line for questions.

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Script for New World Q2 Conference Call—8/6/04